Exhibit 10.10

3 Columbus Circle, 24th Floor
New York, New York 10019

CONFIDENTIAL

June 16, 2021

Sanaby Health Acquisition Corp. I

c/o Reed Smith LLP

599 Lexington Ave., New York, NY 10022

Attention: Sandra Shpilberg, Chief Executive Officer

Re:      Engagement of Services

Dear Sandra:

This will confirm the basis upon which Sanaby Health Acquisition Corp. I (“Client”) has engaged J.V.B. Financial Group, LLC (“J.V.B.”) to provide consulting and advisory services (the “Engagement”) in connection with Client’s special purpose acquisition company (“SPAC”) initial public offering (“IPO”) of its securities (the “Transaction”). Such services include:

•	Evaluating the feasibility of Client pursuing a potential SPAC IPO transaction, including evaluation of current SPAC market conditions, advising on Client’s Sponsor promote structure and terms, and counseling Client as to strategy and tactics for a potential Transaction;
•	Strategic advice and guidance with respect to deal structuring, fee and economics recommendations;
•	Advice with respect to broad categories of prospective investors that may be interested in the Transaction (although J.V.B. will not identify specific prospective investors and will not have direct or indirect contact with, or otherwise be involved in soliciting, prospective investors as part of the Transaction);
•	Investor targeting, marketing message development, including, advice and support on positioning as well as “testing the waters” meetings / calls;
•	Review of all Transaction-related material prepared by Client and/or the underwriters (including the S-1, materials prepared by Client for use in connection with “testing the waters” meetings and the investor roadshow, including recommended changes to such materials in response to feedback received by Client and the underwriters in the offering process;
•	Book-building analysis;
•	Deal size analysis;
•	Review of share allocations; and
•	Assist in evaluating potential business combinations post SPAC IPO, including providing views on the marketability of potential targets in the PIPE market, evaluation of current market conditions generally and assisting in submitting and negotiating a LOI.

Sanaby Health Acquisition Corp. I

June 16, 2021

The parties acknowledge that J.V.B. is being retained solely to provide the services set forth herein, and that J.V.B. is not being retained to act as an underwriter or member of any selling syndicate in connection with the Transaction. Client agrees that J.V.B. shall (a) provide the services set forth herein independently of the underwriter(s); (b) have no liability to Client, its affiliates or its securities holders for any actions or omissions of the underwriter(s); and (c) have no responsibility or liability to the underwriter(s) in connection with the services set forth herein. Further, J.V.B. is providing the services set forth herein solely in an advisory capacity, and Client retains full discretion as to whether or not to follow such advice. For the avoidance of doubt, the execution of the Transaction (including, e.g., structuring of the IPO, solicitation of prospective investors, and negotiation of the terms of the IPO) will be the responsibility of the underwriter(s). J.V.B. will not advise on the proposed price range for the offered securities or the key SPAC terms or structure for which securities are offered in the Transaction.

1.       Fee. Client shall pay J.V.B. a transaction fee in an amount equal to 30.0% of the aggregate underwriting discount and commissions earned by the underwriters (including overallotment option if exercised), after deducting the reasonable out-of-pocket expenses incurred by the underwriters (the “Transaction Fee”), in connection with Transaction. The Transaction Fee shall be payable by Client and due to J.V.B. simultaneously with the actual payment of such underwriting discount and commissions to the underwriters upon (i) the closing of the IPO and (ii) the completion of the initial business combination. At Client’s election, Client may cause the underwriters of the Transaction to pay the Transaction Fee to J.V.B. out of the aggregate underwriting discount and commissions earned by the underwriters in connection with the Transaction. Notwithstanding anything contained herein to the contrary, in no event shall any payments due to the underwriters and J.V.B. by Client in connection with the Transaction exceed the underwriting fee payable in connection with the Transaction If the IPO does not occur during the Term, then no Transaction Fee shall be payable to J.V.B.

The fees described in this paragraph 1 are compensation for the Engagement, which consists of work directly related to the Transaction. Any work outside of the scope of the Engagement shall be subject to additional compensation as separately agreed by the parties hereto.

2.       Term of Engagement. This letter agreement shall remain in force for a period of twenty-four (24) months from the date hereof (the “Term”). The Term may be extended upon written mutual agreement of the parties hereto. The Term may be terminated by either J.V.B. or Client at any time prior to its expiration with thirty (30) days’ advance written notice to the other. Expiration or termination of this letter agreement shall not affect J.V.B.’s right to indemnification or contribution or payment of the Transaction Fee in accordance with the terms of this letter agreement if the closing of the IPO occurs within twelve (12) months following the expiration of the Term or the earlier termination of this letter agreement. Without limiting the foregoing, notwithstanding the expiration or termination of this letter agreement, the provisions of this letter agreement shall survive and remain operative in accordance with their respective terms.

Sanaby Health Acquisition Corp. I

June 16, 2021

3.                Scope of Liability. Neither J.V.B. nor any of its control persons, members, managers, officers, employees, or agents shall be liable to Client or to any other person claiming through Client for any error of judgment or for any claim, loss or expense suffered by Client or any such other person in connection with the matters to which the Engagement relates except to the extent a claim, loss or expense arises out of or is based upon any action or failure to act by J.V.B. or any of its control persons, members, managers, officers, employees, or agents that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of J.V.B. or any such other person.

4.                Indemnity and Contribution. Recognizing that transactions of the type contemplated by the Engagement sometimes result in litigation and that J.V.B.’s role is limited to acting in the capacities described herein, Client agrees to indemnify J.V.B. and its control persons, members, managers, officers, employees, and agents (each, including J.V.B., an “Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of each such Indemnified Person’s counsel and all reasonable travel and other out-of-pocket expenses incurred by each such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any actual or proposed Transaction or the Engagement; provided; however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that such claim, loss or expense arises out of, or is related to, any action or failure to act by any Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Indemnified Person.

J.V.B. shall notify Client in writing if any action, suit or investigation (an “Action”) is commenced against J.V.B. within five (5) days after J.V.B. or any other Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify Client shall not relieve Client from any liability that it may have hereunder, except to the extent that such failure so to notify Client materially prejudices Client’s rights. Client may assume, at its own expense, the defense of any Action exercisable upon written notice to J.V.B. and any such Indemnified Person(s), if applicable, within 15 days of notice by J.V.B. or such Indemnified Person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Client and reasonably satisfactory to J.V.B. and such Indemnified Person(s), if applicable. The Indemnified Person shall have the right to participate in the defense of any Action with counsel selected by it subject to the Client’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, there exists a conflict of interest between the Client and the Indemnified Person that cannot be waived, the Client shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Client elects not to compromise or defend such Action, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this letter agreement, or fails to diligently prosecute the defense of such Action (and such failure to diligently prosecute is judicially determined), the Indemnified Person may, subject to the next paragraph, pay, compromise, defend such Action and seek indemnification for any and all damages, expenses, liabilities and losses based upon, arising from or relating to such Action. The parties hereto shall cooperate with each other in all reasonable respects in connection with the defense of any Action.

Sanaby Health Acquisition Corp. I

June 16, 2021

Notwithstanding any other provision of this letter agreement, the Client shall not enter into settlement of any Action without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed, except as provided in this paragraph. If a firm offer is made to settle an Action without permitting or leading to further claims, losses, liability or expense or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Action, and the Client desires to accept and agree to such offer, the Client shall give written notice to that effect to the Indemnified Person. If the Indemnified Person fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Person may continue to contest or defend such Action and in such event, the maximum liability of the Client as to such Action shall not exceed the amount of such settlement offer plus the Indemnified Person’s costs and expenses (including reasonable fees and disbursements of counsel and other out-of-pocket expenses) through the end of such ten (10) day period. If the Indemnified Person fails to consent to such firm offer and also fails to assume defense of such Action, the Client may settle the Action upon the terms set forth in such firm offer to settle such Action. If the Indemnified Person has assumed the defense pursuant to the previous paragraph, it shall not agree to any settlement without the written consent of the Client (which consent shall not be unreasonably withheld or delayed).

In the event that the foregoing indemnity is unavailable or insufficient to hold such Indemnified Person(s) harmless, then Client shall contribute to amounts paid or payable by such Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, Client and such Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

5.       Information Provided to J.V.B. In performing the services described above, Client agrees to furnish or cause to be furnished to J.V.B. such information as J.V.B. reasonably believes appropriate to permit J.V.B. to provide the services contemplated by this letter agreement to or for Client (all such information so furnished being the “Information”). Client represents and covenants that all Information furnished by Client or its agents will be complete and correct in all material respects, to the best of Client’s knowledge, and that Client will advise J.V.B. immediately of the occurrence of any event or any other change known by Client or its agents which results in the Information ceasing to be complete and correct in all material respects. Client also represents and warrants that any projections or forecasts that it provides to J.V.B. will be prepared in good faith and will be based upon assumptions which the management of Client believes in light of the circumstances in which they are made, are reasonable. Client recognizes and confirms that J.V.B. (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make any appraisal of any of the assets or liabilities of Client.

Sanaby Health Acquisition Corp. I

June 16, 2021

6.       Confidentiality. In the event of the consummation and public disclosure of any Transaction, J.V.B. shall have the right to disclose its participation in the Transaction by listing the client name and logo on its website and in its marketing materials.

No analysis, information or advice, whether communicated in written, electronic, oral or other form, provided by J.V.B. or its affiliates to Client or to its Client Representatives (as such term is defined below) in connection with the Engagement (the “J.V.B. Information”) shall be disclosed by Client or such Client Representatives, in whole or in part, to any third party, or circulated or referred to publicly, or used for any purpose other than in connection with the Engagement and the Transaction without the prior written consent of J.V.B.. Neither party may disclose to any third party the existence or terms of this letter agreement without the prior written consent of the other party. Notwithstanding anything herein to the contrary, the fact of J.V.B.’s Engagement may be disclosed by Client to its affiliates and its directors, officers, accountants, legal advisors and employees (the “Client Representatives”) and to its underwriters to the extent required for the exclusive purpose of the Engagement or as required by law, rule or regulation. Client may disclose J.V.B. Information to its Client Representatives solely for purposes directly related to the Engagement and the Transaction and shall cause each of its Client Representatives to whom the J.V.B. Information is disclosed to commit to keeping such J.V.B. Information confidential as provided by this Section 6. Client shall be responsible for any direct damages to J.V.B. to the extent caused by breaches of this Section 6 by any of its Client Representatives.

J.V.B. agrees to keep confidential all nonpublic information provided to it by Client, including without limitation trade information, business practices, trade secrets, and other proprietary information (the “Client Information”). Notwithstanding any provision herein to the contrary, J.V.B. may disclose Client Information to its affiliates, members, officers, accountants, agents, legal advisors and employees (the “J.V.B. Representatives”) to the extent required for the exclusive purpose of the Engagement. J.V.B. shall cause each of its J.V.B. Representatives to whom the Client Information is disclosed to commit to keeping such Client Information confidential as provided by this Section 6. J.V.B. shall be responsible for any direct damages to Client to the extent caused by breaches of this Section 6 by any of its J.V.B. Representatives.

Client Information and J.V.B. Information shall be considered public and not protected by this letter agreement if (a) it is or becomes generally available to the public other than as a result of a disclosure by the receiving party or a representative of the receiving party in breach of the terms of this Section 6, (b) it becomes available to the receiving party on a non-confidential basis from a source not known by the receiving party to be under a duty of confidentiality to the disclosing party, or (c) if it is already known to the receiving party at the time of disclosure.

Nothing in this letter agreement shall obligate either party to refrain from disclosure of J.V.B. Information or Client Information (as the case may be, “Confidential Information”) hereunder to the extent such disclosure is required by law, regulation or judicial process or at the request of a regulatory authority. In the event that any Confidential Information is required to be disclosed by law, including without limitation, pursuant to the terms of a subpoena or similar document or in connection with litigation or other legal proceedings, the receiving party of such information hereby agrees, to the extent permitted by applicable law or regulation, to notify the disclosing party promptly of the existence, terms and circumstances surrounding such request. To the extent permitted by applicable law or regulation, the receiving party shall allow the disclosing party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the disclosing party’s behalf, and the receiving party will reasonably cooperate with the disclosing party in such efforts to contest such disclosure at disclosing party’s expense.

Sanaby Health Acquisition Corp. I

June 16, 2021

Each party hereto acknowledges and agrees that irreparable damage would occur to the other in the event any of the provisions of this Section 6 were not performed in accordance with their specific terms or were otherwise breached and monetary damages would not be a sufficient remedy for any such non-performance or breach. Accordingly, each party shall be entitled to specific performance of the terms of this Section 6, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Section 6 and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the State of New York and of the United States of America located in the Borough of Manhattan, New York City (and appellate courts therefrom) in addition to any other remedy to which such party may be entitled at law or in equity.

The parties hereto agree that the provisions of this Section 6 will survive the expiration or termination of this letter agreement for two (2) years after such expiration or termination.

7.                Governing Law. This letter agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles other than Section 5-1401 of the General Obligations Law. Each party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Borough of Manhattan, New York City (and appellate courts therefrom) for any action, suit or proceeding arising out of or relating to this this agreement (and each party hereby irrevocably and unconditionally agrees not to commence any such action, suit, or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts, and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. To the extent permitted by applicable law, Client hereby waives rights of setoff, and the right to interpose counterclaims in any lawsuit with respect to, in connection with or arising out of this Engagement, or any other claim or dispute relating to the engagement of J.V.B. arising between the parties hereto. The provisions of this letter agreement shall be binding solely upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

8.                Miscellaneous.

(a)                Client acknowledges and agrees that the services to be provided pursuant to the Engagement will not include any accounting, tax or legal advice.

(b)               All notices or other communications to be given hereunder shall be in writing and shall be sent by delivery in person, by courier service, by electronic mail transmission (including, for the avoidance of doubt, by electronic mail transmission containing an electronic link to a communication or notification that is electronically accessible) or telecopy or by registered or certified mail (postage prepaid, return receipt requested) addressed as follows or such other address as may be substituted by notice as herein provided:

Sanaby Health Acquisition Corp. I

June 16, 2021

If to Client:

Sanaby Health Acquisition Corp. I

c/o Reed Smith LLP

599 Lexington Ave., New York, NY 10022

Attention: Sandra Shpilberg, Chief Executive Officer

Electronic Mail: sandra@sanaby.com

If to J.V.B.:

J.V.B. Financial Group, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

Attention: General Counsel

Electronic Mail: gc@cohenandcompany.com

Any notice given hereunder shall be deemed to have been given upon the earliest of: (i) receipt, (ii) three (3) days after being deposited in the U.S. mail, postage prepaid, registered or certified mail, return receipt requested and (iii) one (1) day after being sent by Federal Express or other recognized overnight delivery service, return receipt requested. In the case of notices to and from the U.S. to any other country, such notices shall be deemed to have been given upon the earlier of (A) receipt and (B) two (2) days after being sent by Federal Express or other recognized courier service, return receipt requested. In the case of notices sent by electronic mail transmission or telecopy, such notices shall be deemed to have been given when sent.

(c)               The parties understand that J.V.B. is being engaged hereunder as an independent contractor to provide the services described above solely to Client, and that J.V.B. is not acting as a fiduciary of Client, the security holders or creditors of Client or any other persons in connection with the Engagement.

(d)             Client understands and acknowledges that J.V.B. and its affiliate Cohen & Company Inc. (collectively, the “J.V.B. Group”), engage in providing a wide variety of financial consulting services and other investment banking products and services to a wide range of institutions and individuals. In the ordinary course of business, the J.V.B. Group and certain of its employees, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, a party that may be involved in the matters contemplated by this letter agreement. With respect to any such securities, financial instruments and/or investments, all rights in respect of such securities, financial instruments and investments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the J.V.B. Group may currently, and may in the future, have relationships with parties other than Client, including parties that may have interests with respect to Client, the Transaction or other parties involved in the Transaction, from which conflicting interests or duties may arise. Although the J.V.B. Group in the course of such other activities and relationships may acquire information about Client, the Transaction or such other parties, the J.V.B. Group shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that the J.V.B. Group is in possession of such information, to Client or to use such information on the Client’s behalf.

Sanaby Health Acquisition Corp. I

June 16, 2021

(e)       If any term or provision of this letter agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to any person or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

(f)             It is understood and agreed among the parties that this letter agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person, other than an Indemnified Person, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

(g)             This letter agreement incorporates the entire agreement, and supersedes all prior agreements, arrangements or understandings (whether oral or written), between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto.

(h)             This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall become effective as of the date hereof.

Very truly yours,
J.V.B. Financial Group, LLC

By:	/s/ Lester Brafman
	Name:	Lester Brafman
	Title:	CEO

Acknowledged and Agreed on
this 16 day of June, 2021:

Sanaby Health Acquisition Corp. I

By:	/s/ Sandra Shpilberg
	Name:	Sandra Shpilberg
	Title:	Chief Executive Officer